                                                                     EXHIBIT 3.1

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             QUANTA SERVICES, INC.

     Quanta Services, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), hereby adopts this Amended and Restated Certificate of Incorporation, which accurately restates and integrates the provisions of the existing Certificate of Incorporation of the Corporation and all amendments and restatements thereto that are in effect on the date hereof (the "Certificate of Incorporation") and further amends the provisions of the Certificate of Incorporation as described below, and does hereby further certify that:

     1. The name of the Corporation is Quanta Services, Inc. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 19, 1997, and the Corporation was formerly known as Fabal Construction, Inc. The Certificate of Incorporation was further amended and restated on December 22, 1997.

     2. The Board of Directors of the Corporation duly adopted a resolution proposing and declaring advisable the amendments to the Certificate of Incorporation as described herein, and the holders of at least a majority of the Corporation's outstanding capital stock have duly adopted such amendments, all in accordance with the provisions of Sections 228, 242 and 245 of the DGCL.

     3. This Amended and Restated Certificate of Incorporation is being filed pursuant to Sections 242 and 245 of the Delaware General Corporation Law in order to restate the Certificate of Incorporation of the Corporation as amended to date, and also to amend further the Certificate of Incorporation to provide that from and after such time that any class of the Corporation's equity securities is traded on a national securities exchange, the stockholders of the Corporation may take action only at an annual or special meeting of stockholders of the Corporation and not via any consent in writing by such stockholders.

     4. In the preceding Amended and Restated Certificate of Incorporation, each outstanding share of then existing Common Stock, par value $0.01 per share, was converted into and reclassified as 1,613.6016 shares of Limited Vote Common Stock (as defined below), par value $0.00001 per share. Certificates representing reclassified shares were canceled and upon presentation of the canceled certificates to the Corporation, the holders thereof shall be entitled to receive certificate(s) representing the new shares into which such canceled shares have been converted.

     5. The Certificate of Incorporation is hereby restated and further amended to read in its entirety as follows:

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

     FIRST.  The name of the corporation is Quanta Services, Inc.

     SECOND. The Corporation's registered office in the State of Delaware is 1209 Orange Street, Corporation Trust Center, in the City of Wilmington, County of New Castle. The name and address of its registered agent is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware.

     THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH. The aggregate number of shares of capital stock that the Corporation will have authority to issue is Fifty Million (50,000,000), Thirty Six Million, Six Hundred Fifty Four Thousand, Six Hundred Sixty Seven (36,654,667) of which will be shares of Common Stock, having a par value of $0.00001 per share (hereinafter called "Common Stock"), Three Million, Three Hundred Forty Five Thousand, Three Hundred Thirty Three (3,345,333) of which will be shares of Limited Vote Common Stock, having a par value of $0.00001 per share (hereinafter called "Limited Vote Common Stock") and Ten Million (10,000,000) of which will be shares of preferred stock, having a par value of $0.00001 per share (hereinafter called "Preferred Stock").

     (a) Preferred Stock may be issued in one or more series as may be determined from time to time by the Board of Directors. All shares of any one series of Preferred Stock will be identical except as to the dates of issue and the dates from which dividends on shares of the series issued on different dates will cumulate, if cumulative. Authority is hereby expressly granted to the Board of Directors to authorize the issuance of one or more series of Preferred Stock, and to fix by resolution or resolutions providing for the issue of each such series the voting powers, designations, preferences, and relative, participating, optional, redemption, conversion, exchange or other special rights, qualifications, limitations or restrictions of such series, and the number of shares in each series, to the full extent now or hereafter permitted by law.

     (b) Subject to the preferred rights of the holders of shares of any class or series of Preferred Stock, the holders of Common Stock shall be entitled to receive out of the funds of the Corporation legally available therefor, such dividends (payable in cash, stock or otherwise) as the Board of Directors may from time to time determine, payable to stockholders of record on such dates, not exceeding 60 days preceding the dividend payment dates, as shall be fixed for such purpose by the Board of Directors in advance of payment of each particular dividend. All dividends on Common Stock shall be paid pari passu with dividends on Limited Vote Common Stock.

     In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after the distribution or payment to the holders of shares of any class or series of Preferred Stock as provided by the Board of Directors with respect to any such class or eries of Preferred Stock, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among and paid to the holders of Common Stock and Limited Vote Common Stock ratably in proportion to the number of shares of Common Stock and Limited Vote Common Stock held by them respectively.

     Except as otherwise required by law, each holder of shares of Common Stock shall be entitled to one vote for each share of Common Stock standing in such holder's name of the books of the Corporation.

     (c) Subject to the preferred rights of the holders of shares of any class or series of Preferred Stock, the holders of the Limited Vote Common Stock shall be entitled to receive, as and when declared by the Board of Directors, such dividends (payable in cash, stock or otherwise) as the Board of Directors may from time to time determine, payable to stockholders of record on such dates, not exceeding 60 days preceding the dividend payment dates, as shall be fixed for such purpose by the Board of Directors in advance of payment of each particular dividend. All dividends on Limited Vote Common Stock shall be paid pari passu with dividends on Common Stock.

     Holders of Limited Vote Common Stock voting as a class shall be entitled to elect one member of the Board of Directors, but shall not otherwise be entitled to vote in the election of directors of the Corporation. Only holders of Limited Vote Common Stock shall have the right to remove the member elected by them from the Board of Directors. Subject to the foregoing, and except as otherwise required by law, each holder of shares of Limited Vote Common Stock shall be entitled to one-tenth of one vote for each share of Limited Vote Common Stock standing in such holder's name of the books of the Corporation.

     Each share of the Limited Vote Common Stock will automatically convert into Common Stock on a share-for-share basis in the event of a disposition of such share of Limited Vote Common Stock by the holder.

     (d) The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable laws.

     FIFTH. The number of directors of the Corporation shall be as specified in, or determined in the manner provided in, the Bylaws, but shall be at least one and not more than nineteen. Election of directors need not be by written ballot. A director of the Corporation may be removed only for cause and only upon the affirmative vote of the holders of a majority of the outstanding capital stock of the Corporation entitled to vote at an election of directors, subject to further restrictions on removal, not inconsistent with this Section, as may be contained in the bylaws.

     Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Directors' resolutions applicable thereto, and such directors so elected shall not be subject to the provisions of this Section unless expressly provided by such terms.

     SIXTH. No stockholder of the Corporation will, solely by reason of holding shares of any class, have any preemptive or preferential right to purchase or subscribe for any shares of the Corporation, now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying warrants, rights or options to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares or such notes, debentures, bonds or other securities would adversely affect the dividend, voting or any other rights of such stockholder. The Board of Directors may authorize the issuance of, and the Corporation may issue, shares of any class of the Corporation, or any notes, debentures, bonds or other securities convertible into or carrying warrants, rights or options to purchase any such shares, without offering any shares of any class to the existing holders of any class of stock of the Corporation.

     SEVENTH. At all meetings of stockholders, a quorum will be present if the holders of a majority of the shares entitled to vote at the meeting are represented at the meeting in person or by proxy. From and after the first date as of which any class of the Corporation's equity securities is traded on a national securities exchange, (i) any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders and (ii) special meetings of the stockholders of the Corporation may be called only by the Chairman of the Board of Directors and shall be called within ten (10) days after receipt of the written request of the Board of Directors, pursuant to a resolution approved by a majority of the whole Board of Directors.

     EIGHTH. Stockholders of the Corporation will not have the right of cumulative voting for the election of directors or for any other purpose.

     NINTH. The Board of Directors is expressly authorized to alter, amend or repeal the Bylaws of the Corporation or to adopt new Bylaws.

     TENTH. (a) The Corporation will, to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, indemnify any and all persons it has power to indemnify under such law from and against any and all of the expenses, liabilities or other matters referred to in or covered by such law. Such indemnification may be provided pursuant to any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his director or officer capacity and as to action in another capacity while holding such office, will continue as to a person who has ceased to be a director, officer, employee or agent, and will inure to the benefit of the heirs, executors and administrators of such a person.

     (b) If a claim under the preceding paragraph (a) is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such claim. It will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct that make it permissible under the laws of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the laws of the State of Delaware nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     ELEVENTH. To the fullest extent permitted by the laws of the State of Delaware as the same exist or may hereafter be amended, a director of the Corporation will not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article will not increase the personal liability of any director of the Corporation for any act or occurrence taking place before such repeal or modification, or adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification. The provisions of this Article shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director that has not been eliminated by the provisions of this Article.

     IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed this 23rd day of January, 1998.


                              QUANTA SERVICES, INC.



                              By:    /s/ John R. Colson
                                   ---------------------------
                                    John R. Colson
                                    Chief Executive Officer